Exhibit 8
Group Companies
Cadbury plc is a holding company that operates through its subsidiaries and associated undertakings, which are set forth below.

Proportion of
			Country of	issued share
			incorporation	capital held
	Activities		and operation	if not 100%

Details of principal associated undertakings
Camelot Group plc	(c	)	Great Britain (ii)	20%
Crystal Candy (Private) Ltd	(a	)	Zimbabwe (i)	49%
Meito Adams Company Ltd	(c	)	Japan	50%
Xtrapack Ltd	(c	)	Great Britain (ii)	30%

Details of principal subsidiary undertakings

Operating companies (unless otherwise stated)

United Kingdom:
Cadbury UK (an unincorporated partnership operating in Great Britain between Cadbury UK Ltd, Trebor Bassett Ltd and the Old Leo Company Ltd)	(a	)	n/a

Europe:
Cadbury España, SL	(a	)	Spain
Cadbury France	(a	)	France
Cadbury Hellas AE	(a	)	Greece
Cadbury Ireland Ltd	(a	)	Ireland
Cadbury Portugal — Produtos de Conféitaria, Lda	(a	)	Portugal
Cadbury Switzerland Faguet & Co	(a	)	Switzerland
Cadbury Wedel Sp. zo.o.	(a	)	Poland
Dandy A/S	(a	)	Denmark
Dirol Cadbury LLC	(a	)	Russia
Intergum Gida Sanayi ve Ticaret Anonim Sirketi	(a	)	Turkey
Kent Gida Maddeleri Sanayii ve Ticaret Anonim Sirketi	(a	)	Turkey (ii)	95.36%

Americas:
Cadbury Adams Brasil Industria e Comercio de Produtos Alimenticios Ltda	(a	)	Brazil
Cadbury Adams Canada Inc	(a	)	Canada
Cadbury Adams Distribution Mexico, SA de CV	(a	)	Mexico
Cadbury Adams Mexico, S de RL de CV	(a	)	Mexico
Cadbury Adams, SA	(a	)	Venezuela
Cadbury Adams USA LLC	(a	)	US (i)
Cadbury Stani Adams Argentina SA	(a	)	Argentina (ii)
Cadbury Adams Colombia SA	(a	)	Colombia

Other overseas:
Cadbury Adams Thailand	(a	)	Thailand
Cadbury Confectionery Ltd	(a	)	New Zealand
Cadbury Enterprises Pte Ltd	(a	)	Singapore
Cadbury India Ltd	(a	)	India	97.61%
Cadbury Japan Ltd	(a	)	Japan
Cadbury Nigeria plc	(a	)	Nigeria	50.02%
Cadbury Schweppes Pty Ltd	(a)(b	)	Australia
Cadbury South Africa (Pty) Ltd	(a	)	South Africa

Finance and holding companies:
Alreford Ltd	(c	)	Ireland
Berkeley Re Ltd	(c	)	Ireland
Cadbury Holdings Ltd*	(c	)	Great Britain
Cadbury Schweppes Asia Pacific Pte Ltd	(c	)	Singapore
Cadbury Schweppes Finance plc	(c	)	Great Britain
Cadbury Netherlands International Holdings B.V.	(c	)	Netherlands (i)
Cadbury Schweppes Investments plc	(c	)	Great Britain
Cadbury Schweppes Overseas Ltd	(c	)	Great Britain
Cadbury Schweppes Treasury Services	(c	)	Ireland (i)
CS Confectionery Inc	(c	)	US
Vantas International Ltd	(c	)	Great Britain

*	Investment directly held by Cadbury plc

Advantage has been taken of Section 231(5) of the Companies Act 1985 to list only those undertakings as are required to be mentioned in that provision, as an exhaustive list would involve a statement of excessive length.
The nature of the activities of the individual companies is designated as follows:
(a) Confectionery
(b) Beverages
(c) Other (including holding companies)
The percentage voting right for each principal subsidiary is the same as the percentage of ordinary shares held.
Issued share capital represents only ordinary shares or their equivalent except for companies marked (i) where there are also preference shares or (ii) where there are both A and B classes of ordinary shares.